Exhibit 99.1

Thursday, January 14, 2021
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.51

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced quarterly earnings of $38,951,000 or $0.51 per diluted share for the quarter ended December 31, 2020, compared to $67,866,000 or $0.86 per diluted share for the quarter ended December 31, 2019, a $0.35 or 41% decrease in fully diluted earnings per share. Return on equity for the quarter ended December 31, 2020 was 7.65% compared to 13.46% for the quarter ended December 31, 2019. Return on assets for the quarter ended December 31, 2020 was 0.83% compared to 1.66% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “We are pleased to report a strong start to our new fiscal year with record loan production, solid core deposit growth, strong asset quality and expansion of our net interest margin. Considering the ongoing turbulence in the world around us, both politically and economically, having a balance sheet with $1.8 billion in cash and $2.1 billion in equity provides significant flexibility to adapt and serve our clients. It is hard to believe that the majority of our teams have been serving our clients remotely for over nine months and we want to thank both our staff and our clients for working together to find solutions – while staying safe. We are appreciative of the government stimulus being provided to help those that have been most impacted and look forward to assisting small businesses with the Paycheck Protection Program’s (“PPP”) second round of funding in the next few weeks."
Total assets were $19.1 billion as of December 31, 2020, compared to $18.8 billion at September 30, 2020, as investment securities increased $114 million and loans receivable increased by $89 million. Cash was also $128 million higher as a result of the large increase in customer deposits noted below.
Customer deposits totaled $14.2 billion as of December 31, 2020, an increase of $387 million or 2.8% since September 30, 2020. Transaction accounts increased by $575 million or 5.9% during that period, while time deposits decreased $188 million or 4.7%. The shift in deposit mix has been a result of a deliberate deposit pricing and customer growth strategy and the focus on transaction accounts is intended to lessen sensitivity to rising interest rates and manage interest expense. As of December 31, 2020, 73.3% of the Company’s deposits were in transaction accounts, up from 71.2% at September 30, 2020. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 95.9% of deposits at December 31, 2020.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.6 billion as of December 31, 2020, a decrease of $100 million since September 30, 2020. The decrease was due to the termination of a hedged FHLB borrowing that had an effective interest rate of 1.39%. The weighted average interest rate of FHLB borrowings was 1.82% as of December 31, 2020, versus 1.79% at September 30, 2020.
The Company had strong loan originations of $1.92 billion for the first fiscal quarter 2021, an increase of 40% from the $1.37 billion of originations in the same quarter one year ago. Largely offsetting loan originations in each of these quarters were loan repayments of $1.60 billion and $1.30 billion, respectively. Commercial loans represented 75% of all loan originations during the first fiscal quarter of 2021 and consumer loans accounted for the remaining 25%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 3.64% as of December 31, 2020, a decrease from 3.71% as of September 30, 2020, due primarily to payoffs of loans at higher than market interest rates and new loans originated at market rates.

Credit quality is being monitored closely and the economic impacts of the pandemic will become clearer over time. As of December 31, 2020, non-performing assets remained low from a historical perspective and totaled $66.5 million, or 0.35% of total assets, compared to 0.24% at September 30, 2020. The change was due to non-accrual loans increasing by $29.4 million, or 101%, since September 30, 2020. Delinquent loans increased to 0.52% of total loans at December 31, 2020, compared to 0.24% at September 30, 2020. The allowance for credit losses (including the reserve for unfunded commitments) totaled $197 million as of December 31, 2020, and was 1.33% of gross loans outstanding (1.39% when excluding PPP loans for which it was determined that no allowance was necessary due to the government guarantee), as compared to $192 million, or 1.33% of gross loans outstanding, at September 30, 2020. Net recoveries were $1.7 million for the first fiscal quarter of 2021, compared to net recoveries of $2.6 million for the prior year same quarter. The Company has recorded net recoveries in 28 of the last 30 quarters.
The Company recorded a provision for credit losses of $3.0 million in the first fiscal quarter of 2021, compared to a release of allowance for credits losses of $3.8 million in the same quarter of fiscal 2020. The provision in the current quarter is primarily due to reserving for new loan originations and changes in composition of the loan portfolio.
On November 20, 2020, the Company paid a regular cash dividend of $0.22 per share, which represented the 151st consecutive quarterly cash dividend. During the quarter, the Company repurchased 32,956 shares, related to tax withholding on employee equity awards, of common stock at a weighted average price of $21.29 per share and has authorization to repurchase 4,594,275 additional shares. The Company varies the size and pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2020, tangible common shareholders’ equity per share increased by $0.58, or 2.6%, to $23.10 and the ratio of tangible common equity to tangible assets was 9.34% as of December 31, 2020.
Net interest income was $121 million for the first fiscal quarter of 2021, an increase of $0.8 million or 0.7% from the same quarter in the prior year. Average interest-earning assets increased $2.4 billion or 15.58% from the prior year while average interest-bearing liabilities increased $1.8 billion or 14.20%. The average rate earned on interest-earning assets declined by 97 basis points while the average rate paid on interest-bearing liabilities declined by 67 basis points. Net interest margin of 2.75% in the first fiscal quarter of 2021 was up from 2.67% in the prior quarter and down from 3.15% for the same quarter in the prior year. The compression in the net interest margin since the prior year same quarter is primarily due to the rapid drop in short-term rates by the Federal Reserve Bank in response to the COVID-19 pandemic which resulted in the changes in average rates noted above.
Total other income was $13.9 million for the first fiscal quarter of 2021, a decrease from $46.4 million in the prior year same quarter. The decrease was primarily due to the prior year quarter including a gain of $32.6 million on sales of fixed assets, including a branch property in Bellevue, Washington.
Total other expense was $81.4 million in the first fiscal quarter of 2021, a decrease of $1.2 million, or 1.5%, from the prior year's quarter. Compensation and benefits costs increased by $6.1 million, or 16.6%, over the prior year quarter primarily due to a 4.8% rise in headcount, annual merit increases as well as higher bonus compensation that reflects increased loan production activity since the prior year. Information technology costs decreased by $5.3 million, primarily due to the prior year quarter including a $5.9 million impairment charge on systems hardware and software. The Company’s efficiency ratio in the first fiscal quarter of 2021 was 60.6%, compared to 57.1% for the same period one year ago. The increase in the efficiency ratio is primarily due to lower other income as described above.
Income tax expense totaled $10.6 million for the first fiscal quarter of 2021, as compared to $18.4 million for the prior year same quarter. The effective tax rate for the quarter ended December 31, 2020 was 21.35% and unchanged from the quarter ended December 31, 2019. The Company’s effective tax rate for the quarter ended December 31, 2020 is different from the statutory rate mainly due to state taxes, tax-exempt income and tax-credit investments.
WaFd Bank is headquartered in Seattle, Washington, and has 234 branches in eight western states. To find out more about WaFd Bank, please visit our website

www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “estimate,” “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	December 31, 2020	September 30, 2020
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$1,830,722	$1,702,977
Available-for-sale securities, at fair value	2,482,944	2,249,492
Held-to-maturity securities, at amortized cost	586,870	705,838
Loans receivable, net of allowance for loan losses of $170,189 and $166,955	12,881,010	12,792,317
Interest receivable	52,671	53,799
Premises and equipment, net	256,242	252,805
Real estate owned	4,463	4,966
FHLB and FRB stock	137,991	141,990
Bank owned life insurance	229,175	227,749
Intangible assets, including goodwill of $302,707 and $302,707	309,425	309,906
Federal and state income tax assets, net	—	5,708
Other assets	292,109	346,508
	$19,063,622	$18,794,055
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Transaction deposits	$10,381,459	$9,806,432
Time deposits	3,785,082	3,973,192
Total customer deposits	14,166,541	13,779,624
FHLB advances	2,600,000	2,700,000
Advance payments by borrowers for taxes and insurance	15,539	49,462
Federal and state income tax liabilities, net	8,294	—
Accrued expenses and other liabilities	211,481	250,836
	17,001,855	16,779,922
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,937,934 and 135,727,237 shares issued; 75,867,105 and 75,689,364 shares outstanding	135,938	135,727
Additional paid-in capital	1,680,111	1,678,843
Accumulated other comprehensive income (loss), net of taxes	41,435	16,953
Treasury stock, at cost; 60,070,829 and 60,037,873 shares	(1,238,997)	(1,238,296)
Retained earnings	1,443,280	1,420,906
	2,061,767	2,014,133
	$19,063,622	$18,794,055
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$27.18	$26.61
Tangible common stockholders' equity per share	23.10	22.52
Stockholders' equity to total assets	10.82%	10.72%
Tangible common stockholders' equity (TCE) to tangible assets (TA)	9.34%	9.22%
TCE + allowance for credit losses to TA	10.39%	10.26%
Weighted average rates at period end
Loans and mortgage-backed securities	3.48%	3.55%
Combined loans, mortgage-backed securities and investments	2.92	3.03
Customer accounts	0.36	0.48
Borrowings	1.82	1.79
Combined cost of customer accounts and borrowings	0.58	0.69
Net interest spread	2.34	2.34

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	Three Months Ended December 31,
	2020	2019
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$133,671	$142,146
Mortgage-backed securities	7,230	15,612
Investment securities and cash equivalents	6,921	7,066
	147,822	164,824
INTEREST EXPENSE
Customer accounts	14,110	31,481
FHLB advances and other borrowings	13,198	13,658
	27,308	45,139
Net interest income	120,514	119,685
Provision (release) for credit losses	3,000	(3,750)
Net interest income after provision (release)	117,514	123,435
OTHER INCOME
Loan fee income	2,392	1,804
Deposit fee income	6,026	6,260
Other Income	5,452	38,312
	13,870	46,376
OTHER EXPENSE
Compensation and benefits	42,723	36,631
Occupancy	9,592	10,135
FDIC insurance premiums	3,263	2,470
Product delivery	4,937	4,267
Information technology	11,831	17,107
Other	9,064	12,026
	81,410	82,636
Gain (loss) on real estate owned, net	(449)	(886)
Income before income taxes	49,525	86,289
Income tax provision	10,574	18,423
NET INCOME	$38,951	$67,866
PER SHARE DATA
Basic earnings per share	$0.51	$0.86
Diluted earnings per share	0.51	0.86
Cash dividends per share	0.22	0.21
Basic weighted average shares outstanding	75,792,995	78,480,264
Diluted weighted average shares outstanding	75,798,460	78,535,299
PERFORMANCE RATIOS
Return on average assets	0.83%	1.66%
Return on average common equity	7.65	13.46
Net interest margin	2.75	3.15
Efficiency ratio	60.58	57.05

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